Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Foundation Building Materials, Inc. on Form S-1 of our report dated June 10, 2016, relating to the combined financial statements of Great Western Building Materials as of March 12, 2015 and December 31, 2014 and for the period from January 1, 2015 to March 12, 2015 and for the year ended December 31, 2014, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Costa Mesa, CA

January 30, 2017